CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 25, 2014 relating to the financial statements and financial highlights which appears in the September 30, 2014 Annual Report to Shareholders of Brandes Credit Focus Yield Fund, Brandes Core Plus Fixed Income Fund, Brandes Emerging Markets Fund, Brandes Global Equity Fund, Brandes International Equity Fund, Brandes International Small Cap Equity Fund and Brandes Separately Managed Account Reserve Trust (collectively, the “Funds”), which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements” and “Other Service Providers” in such Registration Statement.

PricewaterhouseCoopers LLP

Los Angeles, CA
January 30, 2015